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EXHIBIT 8.01

[Letterhead]

March 17, 2003

Re:	Issuance and Sale of 6.375% Preferred Securities, Series K Lehman Brothers Holdings Capital Trust III

Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, NY 10019

Lehman Brothers Holdings Capital Trust III
745 Seventh Avenue
New York, NY 10019

Ladies and Gentlemen:

        We have acted as special tax counsel ("Tax Counsel") to Lehman Brothers Holdings Inc., a Delaware corporation (the "Company"), and Lehman Brothers Holdings Capital Trust III, a Delaware statutory business trust (the "Trust"), in connection with the preparation and filing by the Company and the Trust with the Securities and Exchange Commission (the "Commission") of the Prospectus Supplement, dated March 12, 2003, to the Prospectus of the Company, dated June 5, 2001 (collectively, the "Prospectus") with respect to: (i) the issuance and sale of the 6.375% Subordinated Deferrable Interest Debentures due 2052 (the "Subordinated Debentures") by the Company pursuant to the Indenture between the Company and The Chase Manhattan Bank, as trustee (in such capacity, the "Debenture Trustee"), as amended and supplemented (collectively, the "Indenture"); and (ii) the issuance and sale of the

Preferred Securities and Common Securities (collectively, the "Trust Securities") pursuant to the Amended and Restated Declaration of Trust (the "Trust Agreement") among the Company, as sponsor, The Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank Delaware, as Delaware Trustee and the Regular Trustees named therein. The Common Securities and Preferred Securities are guaranteed by the Company with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, the Guarantee Agreement (the "Guarantee") between the Company and The Chase Manhattan Bank, as trustee (in such capacity, the "Guarantee Trustee"), for the benefit of the holders of the Common Securities and Preferred Securities. The Preferred Securities will be offered for sale to investors pursuant to the Prospectus.

        All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Prospectus.

        In delivering this opinion letter, we have reviewed and relied upon: (i) the Prospectus; (ii) a form of the Indenture; (iii) a form of the Subordinated Debentures; (iv) a form of the Trust Agreement; (v) a form of the Guarantee; and (vi) forms of the Trust Securities. We also have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Trust and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. In addition, we also have assumed that the transactions related to the issuance of the Subordinated Debentures and the

Trust Securities will be consummated in accordance with the terms of the documents and forms of documents described herein.

        On the basis of the foregoing and assuming that the Trust was formed and will be maintained in compliance with the terms of the Trust Agreement, we hereby confirm our opinions set forth in the Prospectus under the caption "Certain United States Federal Income Tax Consequences."

        We express no opinion with respect to the transactions referred to herein or in the Prospectus other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as the Trust Securities or transactions of the type described herein and that our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Nevertheless, we believe that if challenged, the opinions we express herein would be sustained by a court with jurisdiction in a properly presented case.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

        We hereby consent to the use of our name in the Prospectus under the caption "Certain United States Federal Income Tax Consequences."

        This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by any other person, firm or corporation without our prior written consent.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT

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  EXHIBIT 8.01